Exhibit 2.2

Scheme Implementation Deed Amendment Deed

Nova Minerals Limited

ACN 006 690 348

Nova Minerals Corp

A company incorporated in the State of Nevada, United States

Amendment Deed to the

Scheme Implementation Deed dated 3 March 2026

2026

THIS DEED is made on 30 March 2026

BETWEEN:

(1)	Nova Minerals Limited ACN 006 690 348 whose registered office is at Suite 5 / 242 Hawthorn Road, Caufield VIC 3161 (Nova Minerals); and

(2)	Nova Minerals Corp a corporation incorporated under the laws of Nevada, United States, whose registered office is at 112 North Curry Street, Carson City, NV 89703, United States (the Nova Minerals Corp).

RECITALS:

(A)	The parties entered into the scheme implementation deed dated 3 March 2026 (Scheme Implementation Deed).

(B)	The parties wish to amend the Scheme Implementation Deed in the manner set out in this document.

THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	Definitions

Unless otherwise defined in this document, a term that is defined in the Scheme Implementation Deed (as amended by this document) has the same meaning in this document.

1.2	Rules for interpreting this document

Clause 1.2 (Interpretation) of the Scheme Implementation Deed applies to this document mutatis mutandis.

2.	Consideration

Each party acknowledges that it has received valuable consideration for entering into this document.

3.	Amendments

3.1	Amendments to the Scheme Implementation Deed

The Principal Document is amended with effect on and from the date of this deed, the parties agree in accordance with clause 13.1 (Amendments) of the Scheme Implementation Deed that the Scheme Implementation Deed is amended to read as follows:

(a)	deleting the definition of “Nova Minerals Corp Warrant” at clause 1.1 (Definitions) of the Scheme Implementation Deed and clause 1.1 (Defined terms) of Schedule 5 (Scheme of Arrangement – Warrant Scheme) and replacing it with the following:

“Nova Minerals Corp Warrant means a warrant to acquire the corresponding amount of Nova Minerals Corp Shares, to be issued on substantially the same terms as a Nova Minerals Listed Warrant, other than any terms which are required to be adjusted to implement the Schemes, including any adjustments to the exercise price and the number of Nova Minerals Corp Shares issued upon exercise.”

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(b)	deleting clause 5.3(a) (Warrant Scheme Consideration) of the Scheme Implementation Deed and replacing it with the following:

“Subject to clause 5.5, Nova Minerals Corp undertakes and warrants to Nova Minerals (in its own right and on behalf of each Warrant Scheme Participant) that in consideration of the transfer to Nova Minerals Corp of each Scheme Warrant held by a Warrant Scheme Participant under the terms of the Warrant Scheme, Nova Minerals Corp will (subject to the terms of this deed, the Warrant Scheme and the Warrant Scheme Deed Poll) on the Implementation Date issue three new Nova Minerals Corp Warrants to that Warrant Scheme Participant for each Scheme Warrant held by that Warrant Scheme Participant on the Record Date in accordance with the terms of the Warrant Scheme and Warrant Scheme Deed Poll.”

(c)	deleting clause 5.5(a) (Terms of Nova Minerals Corp Warrants) of the Scheme Implementation Deed and replacing it with the following:

“have an exercise price per Nova Minerals Corp Share corresponding to the corresponding exercise price per Nova Minerals ADS of the relevant Scheme Warrant it replaces;”

(d)	deleting clause 6.3(c) (Issue of Scheme Consideration) of Schedule 5 (Scheme of Arrangement – Warrant Scheme) of the Scheme Implementation Deed and replacing it with the following:

“The obligation of Nova Minerals to procure the issue of the Scheme Consideration under this Scheme will be satisfied by Nova Minerals Corp:

(i)	issuing three Nova Minerals Corp Warrants to the Scheme Participants for each Scheme Warrant held by each Scheme Participant on the Record Date; and

(ii)	entering into the Nova Minerals Corp Warrant Register the name of each person who is to receive Nova Minerals Corp Warrants pursuant to this Scheme.”

3.2	Effect of amendments

(a)	Except as expressly amended by this document, no changes to the Scheme Implementation Deed are to be inferred or implied, and in all other respects the Scheme Implementation Deed is confirmed and remains in full force and effect.

(b)	With effect on and from the date of this document, references in any document (other than this document) to the Scheme Implementation Deed will be read and construed as references to the Scheme Implementation Deed as amended by this document.

3.3	Inconsistency

To the extent of any inconsistency between the Scheme Implementation Deed and this document, the terms of this document prevail.

4.	Notices

Clause 11 (Notices) of the Scheme Implementation Deed applies to this document.

5.	General

5.1	Governing law

Clause 14 (Governing law and jurisdiction) of the Scheme Implementation Deed applies to this document.

5.2	Amendment

This document can only be amended or replaced by another document signed by the parties.

5.3	Counterparts

This document may be executed in counterparts. Delivery of a counterpart of this document by email attachment constitutes an effective mode of delivery.

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EXECUTED as a deed.

executed by NOVA MINERALS LIMITED ACN 006 690 348:
/s/ Craig Bentley	/s/ Ian Pamensky
Signature of director	Signature of director/secretary
Craig Bentley	Ian Pamensky
Name	Name

signed, SEALed and delivered by NOVA MINERALS CORP in the presence of:

/s/ Chaim (Dovi) Berger	/s/ Avi Geller
Signature of witness	Signature of sole Director

Chaim (Dovi) Berger	Avi Geller
Name of witness	Name of sole Director